Media Contact:	Sabrena E. Tufts 441.294.6377

Investor Contact:	Jonathan J.R. Dodd 441.294.6355

For Immediate Release

QUANTA ANNOUNCES EXPECTED IMPACT OF HURRICANES KATRINA AND RITA

HAMILTON, Bermuda — October 4, 2005 — Quanta Capital Holdings Ltd. (NASDAQ: QNTA), announced today that the total estimated retained net losses from hurricanes Katrina and Rita are expected to be in the ranges of approximately $40 to $50 million and approximately $2 to $8 million, respectively. These net losses take into account the receipt of anticipated recoverable amounts under reinsurance and retrocessional agreements and the effects of reinstatement premiums.

Our estimated losses are attributable to our property reinsurance, technical risk property insurance and marine, technical risk and aviation reinsurance business lines. They are derived from a review of our potential exposure to these events and are not based on actual reported losses. We will not know our exact losses for some time given the uncertainty around the industry loss estimates, the size and complexity of hurricanes Katrina and Rita, limited claims data and potential legal and regulatory developments related to potential losses. As a result, our losses may vary significantly from those disclosed above. In light of these developments, you should no longer rely on our prior earnings guidance.

About Quanta Capital Holdings Ltd.

Quanta Capital Holdings Ltd., a Bermuda holding company, provides specialty insurance, reinsurance, risk assessment and risk consulting products and services through its subsidiaries. Through operations in Bermuda, the United Kingdom, Ireland and the United States, Quanta focuses on writing coverage for specialized classes of risk through a team of technically qualified underwriters. The company offers specialty insurance and reinsurance products that often require extensive technical underwriting skills, risk assessment resources and engineering expertise.

The statements in this press release may include forward-looking statements within the meaning of the federal securities law, including the effect of claims resulting from hurricanes Katrina and Rita on the Company’s results of operations. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations stated or implied will be achieved. As forward-looking statements, these statements involve risks, uncertainties, and other factors that cause actual results to differ materially from the expected results. Among other things, these forward looking statements could be affected by the size and complexity of hurricanes Katrina and Rita, uncertainty around the industry loss estimates, potential legal and regulatory developments, number of insureds affected by these hurricanes, the information provided to the Company with respect to these losses, the amount and timing of losses actually incurred and reported by insureds to insurers and subsequently, to reinsurers such as the Company, the preliminary nature of the information received to date, the amount and timing of the reinsurance recoverables and reimbursements actually received, a decline in our ratings with rating agencies and the occurrence of natural and man-made disasters. These factors and the ones detailed in the Company’s filings with the U.S. Securities and Exchange Commission should not be construed as exhaustive. In addition, the Company assumes no obligation to update or supply forward-looking statements to reflect subsequent events for circumstances.